As filed with the Securities and Exchange Commission on January 25, 2024

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

D.R. HORTON, INC.

(Exact name of registrant as specified in its charter)

Delaware	75-2386963
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

1341 Horton Circle

Arlington, Texas 76011

(817) 390-8200

(Address, Including Zip Code, and Telephone

Number, Including Area Code, of Registrant’s

Principal Executive Offices)

D.R. HORTON, INC. 2024 STOCK INCENTIVE PLAN

(Full Title of the Plan)

Thomas B. Montaño

Senior Vice President and Corporate Secretary

1341 Horton Circle

Arlington, Texas 76011

(817) 390-8200

(Name, Address and Telephone Number, Including Area Code, of Agent for Service)

Copy to:

Krista Hanvey, Esq.

Gibson, Dunn & Crutcher LLP

2001 Ross Avenue

Dallas, Texas 75201

(214) 698-3100

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer”, “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

EXPLANATORY NOTE

This Registration Statement on Form S-8 (this “Registration Statement”) is filed by D.R. Horton, Inc. to register 18,900,000 shares of D.R. Horton, Inc’s Common Stock, par value $0.01 per share (the “Common Stock”), to be offered and sold under the D.R. Horton, Inc. 2024 Stock Incentive Plan.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Documents containing the information specified in Part I of Form S-8 have been and/or will be sent or given to employees as specified by Rule 428(b)(1) of the Securities Act of 1933, as amended (the “Securities Act”). In accordance with the instructions of Part I of Form S-8, such documents will not be filed with the Securities and Exchange Commission (the “Commission”) either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act. These documents and the documents incorporated by reference pursuant to Item 3 of Part II of this Registration Statement, taken together, constitute the prospectus as required by Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents filed by D.R. Horton, Inc. are incorporated by reference, as of their respective dates, in this Registration Statement:

(1)	D.R. Horton Inc.’s Annual Report on Form 10-K for the fiscal year ended September 30, 2023, filed with the Commission on November 17, 2023;

(2)	D.R. Horton Inc.’s Quarterly Report on Form 10-Q for the fiscal quarter ended December 31, 2023, filed with the Commission on January 24, 2024;

(3)	D.R. Horton Inc.’s Current Reports on Form 8-K filed with the Commission on October 12, 2023, November 3, 2023 and January 18, 2024; and

(4)

The description of D.R. Horton, Inc.’s Common Stock contained in Exhibit 4.17 to D.R. Horton, Inc.’s Annual Report on Form 10-K for the fiscal year ended September 30, 2019, filed with the Commission on November 25, 2019, including any subsequent amendment or report filed for the purpose of updating the description of D.R. Horton, Inc.’s Common Stock contained therein.

In addition, all documents subsequently filed by D.R. Horton, Inc. pursuant to Section 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), excluding any information furnished under Item 2.02 or Item 7.01 of any Current Report on Form 8-K and corresponding information furnished under Item 9.01 or included as an exhibit, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all such securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

D.R. Horton, Inc.’s certificate of incorporation provides that D.R. Horton, Inc. shall, to the full extent permitted by the Delaware General Corporation Law (the “DGCL”) or other applicable laws presently or hereafter in effect, indemnify each person who is or was or had agreed to become a director or officer of D.R. Horton, Inc., or each such person who is or was serving or who had agreed to serve at the written request of the board of directors or an officer of D.R. Horton, Inc. as an employee or agent of D.R. Horton, Inc. or as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, in any such case owned or controlled by D.R. Horton, Inc., including the heirs, executors, administrators or estate of such person, and eliminates the personal liability of its directors to the full extent permitted by the DGCL or other applicable laws presently or hereafter in effect. D.R. Horton, Inc. has entered into an indemnification agreement with each of its directors and executive officers.

Section 145 of the DGCL permits a corporation to indemnify its directors and officers against expenses (including attorney’s fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by them in connection with any action, suit or proceeding brought by third parties, if such directors or officers acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful. In a derivative action, i.e., one by or in the right of the corporation, indemnification may be made only for expenses actually and reasonably incurred by directors and officers in connection with the defense or settlement of an action or suit, and only with respect to a matter as to which they shall have acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made if such person shall have been adjudged liable for negligence or misconduct in the performance of his respective duties to the corporation, although the court in which the action or suit was brought may determine upon application that the defendant officers or directors are fairly and reasonably entitled to indemnity for such expenses despite such adjudication of liability.

Section 102(b)(7) of the DGCL provides that a corporation may eliminate or limit the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that such provisions shall not eliminate or limit the liability of a director (1) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (3) under section 174 of the DGCL, or (4) for any transaction from which the director derived an improper personal benefit. No such provision shall eliminate or limit the liability of a director for any act or omission occurring before the date when such provision becomes effective.

D.R. Horton, Inc. also has obtained directors’ and officers’ liability insurance that provides insurance coverage for certain liabilities which may be incurred by directors and officers of D.R. Horton, Inc.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

See exhibits listed under the Exhibit Index below.

Item 9. Undertakings.

A. The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration statement; provided, however, that the undertakings set forth in paragraphs (i) and (ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

B. The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant, D.R. Horton, Inc., certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Arlington, State of Texas, on this 25th day of January, 2024.

D.R. HORTON, INC.

By:	/s/ Thomas B. Montaño
Thomas B. Montaño
Senior Vice President and Corporate Secretary

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints each of Paul J. Romanowski and Bill W. Wheat, individually and together as a group, as his or her true and lawful attorney-in-fact and agent, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments to this Registration Statement, including post-effective amendments and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto each such attorney-in-fact and agent full power and authority to do so and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that each such attorney-in-fact and agent, each acting alone, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Paul J. Romanowski Paul J. Romanowski	President and Chief Executive Officer (Principal Executive Officer)	January 25, 2024

/s/ Bill W. Wheat /s/ Bill W. Wheat	Executive Vice President and Chief Financial Officer (Principal Financial Officer)	January 25, 2024

/s/ Aron M. Odom Aron M. Odom	Senior Vice President and Controller (Principal Accounting Officer)	January 25, 2024

/s/ Donald R. Horton Donald R. Horton	Chairman and Director	January 25, 2024

/s/ David V. Auld David V. Auld	Executive Vice Chair and Director	January 25, 2024

/s/ Barbara K. Allen Barbara K. Allen	Director	January 25, 2024

/s/ Brad S. Anderson Brad S. Anderson	Director	January 25, 2024

/s/ Michael R. Buchanan Michael R. Buchanan	Director	January 25, 2024

/s/ Benjamin S. Carson, Sr. Benjamin S. Carson, Sr.	Director	January 25, 2024

/s/ Maribess L. Miller Maribess L. Miller	Director	January 25, 2024

EXHIBIT INDEX

Exhibit No.	Description

4.1	Certificate of Amendment of D.R. Horton, Inc.’s Amended and Restated Certificate of Incorporation, as amended, and D.R. Horton, Inc.’s Amended and Restated Certificate of Incorporation, as amended (incorporated by reference to Exhibit 3.1 to D.R. Horton, Inc.’s Quarterly Report on Form 10-Q for the quarter ended December 31, 2005, filed with the Commission on February 2, 2006 (File No. 001-14122)).

4.2	D.R. Horton Inc.’s Amended and Restated Bylaws (incorporated by reference to Exhibit 3.2 to D.R. Horton’s Annual Report on Form 10-K for the fiscal year ended September 30, 2017, filed with the Commission on November 15, 2017 (File No. 001-14122)).

5.1*	Opinion of Gibson, Dunn & Crutcher LLP.

23.1*	Consent of Ernst & Young LLP.

23.2*	Consent of Gibson, Dunn & Crutcher LLP (included in Exhibit 5.1).

24.1*	Power of Attorney (included in signature pages hereto).

99.1	D.R. Horton, Inc. 2024 Stock Incentive Plan (incorporated by reference to Appendix “A” of D.R. Horton, Inc.’s Proxy Statement filed with the Commission on December 15, 2023 (File No. 001-14122)).

107.1*	Filing Fee Table.

*	Filed herewith.